Exhibit 23.1


                [LETTERHEAD OF MITCHELL, WIGGINS & COMPANY LLP]




                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Central Virginia Bankshares, Inc.

We consent to the incorporation by reference in the registration statements of Central Virginia Bankshares, Inc. on Form S-3, Registration No. 033-89602 and Form S-8, Registration No. 333-43462, of our report dated January 16, 2001, with respect to the consolidated balance sheets of Central Virginia Bankshares, Inc., and subsidiary, as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000, included in the Annual Report (Form 10-KSB) for the year ended December 31, 2000.


/s/ Mitchell, Wiggins & Company LLP


Richmond, Virginia
March 29, 2001